EXHIBIT (h.7)

AMENDMENT TO

FUND ACCOUNTING AGREEMENT

This Amendment, dated as of November 29, 2005 (the “Amendment”), amends the Fund Accounting Agreement dated as of June 30, 2000 (as amended to date, the “Agreement”) between Heartland Group, Inc., a Maryland corporation (the “Company”), and BISYS Fund Services Ohio, Inc., an Ohio corporation (“BISYS”).

WHEREAS, the Company has requested that BISYS make available to the Company a BISYS employee to serve as Treasurer of the Company on a temporary basis;

WHEREAS, BISYS has agreed to make such an employee available on the terms and conditions set forth below;

NOW THEREFORE, BISYS and the Company, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1. Treasurer Services.

The following new Section 6 is added to Schedule A to the Agreement:

“6. Treasurer Services.

1. Subject to the provisions of this Section 6, BISYS shall make a BISYS employee available to the Company to serve, upon designation as such by the Board, as Treasurer (such person, the “Treasurer”) on a temporary basis. BISYS’ obligation in this regard shall be met by providing an appropriately qualified employee of BISYS (or its affiliates) who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed to be in the best interests of the Company. BISYS shall select, and may replace, the specific employee that it makes available to serve as Treasurer, in BISYS’ reasonable discretion, taking into account such person’s responsibilities concerning, and familiarity with, the Company’s operations (but the designation of any such person as Treasurer shall be subject to the approval of the Company).

2. The Company will use all commercially reasonable efforts to replace the BISYS employee serving as Treasurer with a non-BISYS employee as soon as practicable. In the event that the Company has not replaced such BISYS employee by May 30, 2006, the parties will reevaluate the appropriateness of such BISYS employee continuing to serve as Treasurer, it being understood that such BISYS employee’s service as Treasurer is intended to be temporary.

3. The Company shall establish and maintain disclosure controls and procedures of the Funds (“Fund DCPs”). The Fund DCPs shall contain (or the Company and BISYS shall otherwise establish) mutually agreeable procedures governing the certification of financial information of the Company, and the parties shall comply with such procedures in all material respects.

4. The Company shall establish and maintain a Fund DCP Committee comprised of persons including, at a minimum, the Company’s principal executive officer, Chief Legal Officer (if any), the Treasurer, at least one representative of the Funds’ investment adviser, and such other individuals as may be necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Company’s agents that records, processes, summarizes, or reports information contained in Form N-CSR and Form N-Q (“Reports”), or other information from which such information is derived, including BISYS and the other service providers to the Company, such as the investment adviser and custodian. In connection therewith, the Fund DCP Committee shall assist the Treasurer by requiring that sub-certifications acceptable to the Treasurer be provided by the other service providers.

5. The Company shall facilitate, through its Chief Compliance Officer and the Chief Compliance Officer of the Funds’ investment adviser, a comprehensive due diligence inspection by the Treasurer of the investment adviser (and any successor organization thereto) for purposes of assuring that the investment adviser has appropriate personnel, systems, internal controls and compliance policies and procedures in place in connection with any investment advisory or management services, including valuation, trade execution, and brokerage provided on behalf of the Funds.

6. The Company shall require that the investment adviser provide initial and periodic certifications in a form satisfactory to the Treasurer, certifying that: (a) its ongoing operations and internal controls over financial reporting are sound and adequate to ensure that information recorded, processed, summarized, or reported by the investment adviser and included in financial information certified by Fund officers (in such capacity, “Certifying Officers”) on the Reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and the Fund DCPs, and (b) the investment adviser has no pending legal, regulatory, compliance or operational issues that are or may be material to its business or to the Company, other than issues that have been previously disclosed to the Treasurer in writing or are described on such certification.

7. The Fund DCP Committee shall meet before the filing date of each Report to review the accuracy and completeness of the relevant Report and record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by the instructions to Form N-CSR and Form N-Q. In conducting its review and evaluations, the Fund DCP Committee shall:

(a) establish a schedule to ensure that all required disclosures in Form N-CSR and Form N-Q, including the financial statements, for the Company are identified and prepared in a timeframe sufficient to allow review;

(b) review SAS 70 Reports pertaining to BISYS and other service providers, if applicable, or in the absence of any such reports, consider the adequacy of the sub-certifications supplied by the service provider. The DCP Committee shall request a written representation from the service provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the representation;

(c) consider whether there are any significant deficiencies or material weaknesses in the design or operation of the Fund DCPs and internal control over financial reporting that could adversely affect the Company’s ability to record, process, summarize, and report financial information, and in the event that any such weaknesses or deficiencies are identified, disclose them to the Company’s audit committee and its auditors;

(d) consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Company’s audit committee and its auditors; and

(e) determine whether there was any change in internal control over financial reporting that occurred during the Company’s second fiscal quarter of the period covered by the Report (for Reports on Form N-CSR) or during the most recent fiscal quarter (for Reports on Form N-Q) that has materially affected or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

8. The Treasurer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in any certification, and to report matters involving fraud or other failures to meet the standards of applicable law to the audit committee of the Board.

9. The Treasurer will constitute an executive officer of the Company. The Treasurer’s service is subject to the internal policies of BISYS concerning the activities of its employees and their service as officers of funds (the “BISYS Policies”), a copy of which shall be provided to the Company upon request.

10. The Company’s governing documents (including its Certificate of Incorporation and By-Laws) shall contain mandatory indemnification provisions that are applicable to the Treasurer, that are designed and intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any and all damages, claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

11. The Company shall provide coverage to the Treasurer under its directors and officers liability policy and/or its errors and omissions liability policy that is appropriate to the Treasurer’s role and title, and consistent with coverage applicable to other executive officers of the Company.

12. The Treasurer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a violation of Sarbanes-Oxley, Applicable AML Laws or other Federal securities laws applicable to the Company (the “Applicable Securities Laws”) by the Company, or (b) a material deviation by the Company from the terms of this Agreement governing the services of the Treasurer, which (in either case) is not primarily caused by the failure of the Treasurer or BISYS to meet obligations under applicable laws and this Agreement. In addition, the Treasurer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient information or cooperation from the Company or its other service providers to appropriately perform his or her duties.

13. The Treasurer may, and the Company shall, promptly notify BISYS of any issue, matter or event that would be reasonably likely to result in any claim by the Company, the Company’s shareholders or any third party which involves an allegation that the Treasurer failed to exercise his or her obligations to the Company in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of Sarbanes-Oxley and other applicable laws). The Treasurer shall have the right and the ability to seek the advice of auditors and counsel to the Company with respect to any accounting, financial or legal issues arising from time to time in connection with his or her service in good faith in the best interests of the Company, the cost of which advice shall be borne by the Company.

14. Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary: (a) it is expressly agreed and acknowledged that BISYS cannot ensure that the Company complies with Applicable AML Laws, the Applicable Securities Laws or Sarbanes-Oxley, and (b) as long as the Treasurer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the Treasurer and BISYS and hold the Treasurer and BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting to the service of the Treasurer and the Treasurer’s performance of services under this Agreement. The Company shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley.

15. In order to assist the Company in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and Rule 30a-3 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Company, “Sarbanes-Oxley”), BISYS will internally establish and maintain controls and procedures (“BISYS internal controls”) designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Company and included in financial information certified by Certifying Officers on the Reports is: (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the SEC’s rules and forms and corresponding Fund DCPs, and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

16. The Company shall assist and cooperate with the Treasurer (and shall use its best efforts to cause its officers, investment advisers and other service providers to assist and cooperate with the Treasurer) to facilitate the delivery of information requested by the Treasurer in connection with the preparation of the Reports, including Company financial statements, so that the Treasurer may submit draft Reports to the Fund DCP Committee before the date the relevant Report is to be filed. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee at least 10 days before the date the relevant report is to be filed.

17. At the request of the Company or the Treasurer, BISYS shall provide reasonable administrative assistance to the Company in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

18. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Company shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including: (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Company’s investment adviser and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized (in order to print, distribute and/or file the same hereunder), (b) evaluating of the effectiveness of the design and operation of the Fund DCPs, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe before the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.”

2. Treasurer Fees

Schedule B to the Agreement is hereby amended by the addition of the following provision:

“Fees for Provision of Temporary Company Treasurer:

$25,000 per year (payable monthly), plus reimbursement of all reasonable out-of-pocket expenses (including travel).

The parties acknowledge that it is currently contemplated that the Funds’ investment adviser will pay such fees and expenses to BISYS.”

3. Miscellaneous.

(a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

(b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

(c) Except as expressly set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

BISYS Fund Services Ohio, Inc.

By:
Name:
Title:

Heartland Group, Inc.

By:
Name:
Title: